EXHIBIT 99.1

Pan American Goldfields Appoints Andrey Koniuhov to Board of Directors

VANCOUVER, B.C. CANADA May 8, 2012 - Pan American Goldfields Ltd. (OTCQB: MXOM) (“Pan American” or the "Company"), a precious metal producer and exploration company, has appointed Andrey Koniuhov to its board of directors.

Mr. Koniuhov has over 25 years of exploration and mining experience. He currently serves as Director of Geology and Advanced Projects for Polyus Gold, the third-largest gold company in the world by reserves. Prior to that, he was Deputy CEO of Polyus Exploration, a wholly owned subsidiary of Polyus Gold, where he directed the 2009-2011 brownfield exploration campaigns that led to the discovery of more than 40 million ounces of gold in the proven-probable, measured, indicated and inferred categories.

Prior to joining Polyus Gold, Mr. Koniuhov served as Senior Consulting Geologist for Barrick Gold Corp. and Senior Geologist for Kentor Gold Ltd. He previously worked as Deputy Director for Apex Asia LDC, a subsidiary of Apex Silver Mines Corp., on its Kumushtak joint venture. He holds an M.Sc. in Geology with an emphasis on exploration geology and mining exploration from Leningrad State University.

“Mr. Koniuhov is clearly one of the gold sector's most prolific explorationists,” stated Neil Maedel, Chairman of Pan American. “He has a long track record of designing and implementing successful exploration programs for major producers such as Polyus and Barrick. Mr. Koniuhov’s exceptional ability to find and develop giant gold deposits will be invaluable as we work to acquire and develop a portfolio of world-class gold assets. We welcome him to our board.”

About Pan American Goldfields

Pan American Goldfields is a precious metals mining and exploration company with projects in Mexico's booming Sierra Madre gold-silver belt and the Maricunga Gold Belt straddling the border between Argentina and Chile. The Company's most advanced development is its now producing Cieneguita gold-silver mine, where a preliminary economic assessment for the expansion of the operation is underway. In addition, the Company holds the Cerro Delta project in Argentina, where it is preparing to drill test a series of large porphyry-style copper-gold occurrences – which are on structure and 12 miles east of Barrick’s 25 million oz/Au Cerro Casale in the Maricunga gold belt. The Company continues to assess other high-impact acquisitions in Colombia, Argentina and Mongolia.

On behalf of the Board of Directors,

Neil Maedel, Chairman

Safe Harbor Disclosure

The information in this press release contains forward-looking statements regarding future events or the future financial performance of the Company. Please note that any statements that may be considered forward-looking are based on projections; that any projections involve judgment, and that individual judgments may vary. Moreover, these projections are based only on limited information available to us now, which is subject to change. Although those projections and the factors influencing them will likely change, we are under no obligation to inform you if they do. Actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond our control, including, among others, the timing and outcome of our feasibility study on our Cieneguita Project; the costs and results of our initial production activities on our Cieneguita Project; the future financial and operating performances of our projects; the estimation of mineral resources and the realization of mineral reserves, if any, on our existing and any future projects; the timing of exploration, development, and production activities and estimated future production, if any; estimates related to costs of production, capital, operating and exploration expenditures; requirements for additional capital and our ability to raise additional capital on a timely basis and on acceptable terms; government regulation of mining operations, environmental risks, reclamation and rehabilitation expenses; title disputes or claims against our existing and any future projects; and the future price of gold, silver, or other minerals. These and other factors can be found in our filings with the SEC. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

For further information:

Email: info@panamgoldfields.com

Tel: 604-340-8678

Investor Relations Contact:

Dave Gentry

RedChip Companies, Inc.

1-800-733-2447, Ext. 104

info@redchip.com

http://www.redchip.com

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Source: Pan American Goldfields Ltd.